Joby flies above attendees of the World Expo 2025 in Osaka, Japan. Credit: Joby Aviation
Joby Reports Third Quarter 2025 Financial Results
Santa Cruz, CA – November 5, 2025 – Joby Aviation, Inc. (NYSE:JOBY), a company developing electric air taxis for commercial passenger service, today issued its Third Quarter 2025 Shareholder Letter detailing the company’s operational and financial results for the quarter ending September 30, 2025. The company will host a live audio webcast of its conference call to discuss the results at 2:00 p.m. PT (5:00 p.m. ET) today.
Third Quarter 2025 highlights include:
●Final stage of certification: Joby has begun power-on testing of the first of several FAA-conforming aircraft to be built for Type Inspection Authorization (TIA). TIA testing is part of the final stage of the FAA Type Certification process and the company can now begin conducting thousands of hardware and software tests in preparation for “for credit” flight testing with FAA test pilots operating the aircraft.

●Maturing flight operations: Joby has already conducted over 600 flights in 2025, along with thousands of ground-based tests. The company completed its first point-to-point flight from Marina to Monterey, demonstrating its commercial market readiness and ability to operate in shared airspace. The company also completed two full weeks of regularly scheduled flights in Osaka, as part of World Expo 2025, demonstrating the aircraft to hundreds of thousands of attendees, and participated in its first public U.S. airshow in Salinas, California.
●White House support for eVTOL: The eVTOL Integration Pilot Program (“eIPP”), established by Executive Order, is designed to allow mature aircraft designs to demonstrate eVTOL use cases, such as passenger transportation, cargo delivery, and emergency response, ahead of achieving Type Certification and presents a remarkable opportunity for Joby to introduce its technology to communities across America. Joby is actively engaged with a wide range of state and local governments across the country who are submitting applications for eIPP projects.
●Scaling production capacity: Joby added more than 100 manufacturing roles and has now begun production of propeller blades at its facility in Dayton, Ohio, marking the first phase of its scaled production strategy. The company has already produced 15 times more type design conforming parts than it did in all of 2024.
●Commercial readiness: The recently-acquired Blade passenger service transported approximately 40,000 passengers during the quarter, including Ryder Cup fans, who replaced two-and-half hour drives with 12 minute flights. Joby also expanded its global partnership with Uber to incorporate Blade’s services directly into the Uber app, providing an opportunity to connect millions of daily Uber users with the potential of vertical lift ahead of Joby’s commercial launch.
●Future technology platform: Just three months after announcing its partnership with L3Harris, Joby began ground testing the hybrid-electric autonomous aircraft it is developing for U.S. Defense purposes. Joby also successfully demonstrated its autonomous flight technology, Superpilot™, during a major defense exercise over the Pacific Ocean. Superpilot™ logged more than 7,000 miles of autonomous operations across more than 40 flight hours in the skies above Hawaii. Joby’s adoption of the NVIDIA IGX Thor platform will enable further advancement of autonomous flight technology by providing the company with access to sector-leading, industrial-grade compute power.
●Strong balance sheet: Joby ended the quarter with $978.1 million in cash, cash equivalents, and investments in marketable securities. Additionally, in October 2025, the company completed an underwritten equity offering. Net proceeds from the offering were approximately $576 million and are expected to be used to support certification and manufacturing efforts, prepare for commercial operations, and provide general working capital and other corporate purposes.
Commenting on Joby’s third quarter results, JoeBen Bevirt, founder and CEO, said, “The level of technological and regulatory progress we’re seeing today is unprecedented. It’s matched by an incredible commitment to aerial innovation at both the state and federal level and I’ve never been more excited about the company and technologies we are building.”

Third Quarter Financial Results Webcast Details:
What: Joby Third Quarter 2025 Financial Results Webcast
When: Wednesday, November 5, 2025
Time: 2:00 p.m. PT (5:00 p.m. ET)
Webcast: Upcoming Events (https://ir.jobyaviation.com/news-events/ir-calendar) section of the company website (www.jobyaviation.com).
If unable to attend the webcast, to listen by phone, please dial 1-877-407-9719 or 1-201-378-4906. A replay of the webcast will be available on the company website following the event.
About Joby
Joby Aviation, Inc. (NYSE:JOBY) is a California-based transportation company developing an all-electric, vertical take-off and landing air taxi. Joby intends to both operate its fast, quiet, and convenient air taxi service in cities around the world and sell its aircraft to other operators and partners. To learn more, visit www.jobyaviation.com.
Forward Looking Statements
This release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to, statements regarding the development and performance of our aircraft, the growth of our manufacturing capabilities; our regulatory outlook, progress and timing; our business plan, objectives, goals and market opportunity; plans for, and potential benefits of, our strategic partnerships, including the expected impact of our adoption of the NVIDIA IGX Thor platform; expected opportunities under the eIPP for pre-type certification operations and the expected impact on demand for our aircraft and services; and our current expectations relating to our business, financial condition, results of operations, prospects, capital needs and growth of our operations, including the expected benefits of our vertically-integrated business model. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate”, “estimate”, “expect”, “project”, “plan”, “intend”, “believe”, “may”, “will”, “should”, “can have”, “likely” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. All forward looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including: our ability to launch our air taxi service and the growth of the urban air mobility market generally; our ability to produce aircraft that meet our performance expectations in the volumes and on the timelines that we project; the competitive environment in which we operate; our future capital needs; our ability to adequately protect and enforce our intellectual property rights; our ability to effectively respond to evolving regulations and standards relating to our aircraft; our reliance on third-party suppliers and service partners; uncertainties related to our estimates of the size of the market for our service and future revenue opportunities; and other important factors discussed in the section titled “Risk Factors” in our Annual Report on Form 10-K, filed with the Securities and Exchange Commission (the “SEC”) on February 27, 2025, our Quarterly Reports on Form 10-Q filed with the SEC on May 8, 2025 and August 7, 2025, and in future filings and other reports we file with or furnish to the SEC. Any such forward-looking statements represent management’s estimates and beliefs as of the date of this release. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change.
Media:
Charles Stewart
press@jobyaviation.com
Investors:
investors@jobyaviation.com